EXHIBIT 99.1

PRESS STATEMENT
FOR IMMEDIATE DISTRIBUTION

September 22, 2017

VIRGINIA NATIONAL BANKSHARES CORPORATION
ANNOUNCES QUARTERLY DIVIDEND

Charlottesville, VA –Virginia National Bankshares Corporation (the “Company”) (OTCQX: VABK) announced today that on September 19, 2017, its Board of Directors declared a quarterly cash dividend of $0.16 per share to be paid on October 12, 2017 to shareholders of record as of September 29, 2017. This dividend represents an annual yield to shareholders of approximately 1.79% based on the closing price of the Company’s stock on September 20, 2017.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”). The Bank has four banking offices in Charlottesville, one in Winchester and one in Orange, as well as a loan production office in Harrisonburg. The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations. Investment management, wealth advisory, and trust and estate services are offered through VNB Wealth Management, the trade name of VNBTrust, N.A., the Bank’s wholly owned subsidiary. Retail brokerage and investment advisory services are offered under the name of VNB Investment Services.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Virginia National Bankshares Corporation Contact:                         Tara Y. Harrison, 434-817-8587